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                            SUB-ADVISER AGREEMENT                 EXHIBIT 4(i)

SUB-ADVISER AGREEMENT executed as of April 16, 1998 between ALLMERICA
FINANCIAL INVESTMENT MANAGEMENT SERVICES, INC. (the "Manager"), and MILLER, ANDERSON & SHERRERD, LLP (or any successor-in-interest (by merger or otherwise) thereto or transferee thereof that does not involve an "assignment" within the meaning of the Investment Company Act of 1940 and that is a limited liability partnership or other entity wholly-owned, directly or indirectly, by Morgan Stanley Asset Management Holdings, Inc. and/or its affiliates; Miller Anderson & Sherrerd, LLP or such successor-in-interest or transferee being referred to herein as the "Sub-Adviser").

WITNESSETH:

That in consideration of the mutual covenants herein contained, it is agreed as follows:

1.   SERVICES TO BE RENDERED BY SUB-ADVISER TO THE TRUST

     (a) Subject always to the control of the Trustees of Allmerica Investment Trust (the "Trust"), a Massachusetts business trust, the Sub-Adviser, at its expense, will furnish continuously an investment program for each of the following series of shares of the Trust: the Growth Fund and such other series of shares as the Trust, the Manager and the Sub-Adviser may from time to time agree on (together, the "Funds"). The Sub-Adviser will make investment decisions on behalf of each of the Funds and place all orders for the purchase and sale of portfolio securities. In the performance of its duties, the Sub-Adviser will comply with the provisions of the Agreement and Declaration of Trust and Bylaws of the Trust and the objectives and policies of each of the Funds, as set forth in the current Registration Statement of the Trust filed with the Securities and Exchange Commission and any applicable federal and state laws, and will comply with other policies which the Trustees of the Trust (the "Trustees") or the Manager, as the case may be, may from time to time determine in writing. The Sub-Adviser shall make its officers and employees available to the Manager from time to time at reasonable times to review investment policies of the Funds and to consult with the Manager regarding the investment affairs of the Funds.

     (b) The Sub-Adviser, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including clerical personnel and equipment necessary for the efficient conduct of the investment affairs of each of the Funds (excluding pricing and bookkeeping services).

     (c) The Sub-Adviser shall place all orders for the purchase and sale of portfolio investments for each Fund with issuers, brokers or dealers selected by the Sub-Adviser which may include brokers or dealers affiliated with the Sub-Adviser. In the selection of such brokers or dealers and the placing of such orders, the Sub-Adviser always shall seek best execution, (except to the extent permitted by the next sentence hereof) which is to place portfolio transactions where each Fund can obtain the most favorable combination of price and execution services in particular transactions or provided on a continuing basis by a broker or dealer, and to deal directly with a
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principal market maker in connection with over-the-counter transactions, except when it is believed that best execution is obtainable elsewhere. Subject to such policies as the Trustees may determine, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Trust to pay a broker or dealer that provides brokerage and research services an amount of commission greater than that which another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such excess amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Sub-Adviser and its affiliates with respect to the Trust and to other clients of the Sub-Adviser as to which the Sub-Adviser or any affiliate of the Sub-Adviser exercises investment discretion.

     (d) The Sub-Adviser shall not be obligated to pay any expenses of or for a Fund not expressly assumed by the Sub-Adviser pursuant to this Section 1.

2.   OTHER AGREEMENTS, ETC.

     It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a shareholder, partner, director, officer or employee of, or be otherwise interested in, the Sub-Adviser, and in any person controlling, controlled by or under common control with the Sub-Adviser, and that the Sub-Adviser and any person controlling, controlled by or under common control with the Sub-Adviser may have an interest in the Trust. It is also understood that that the Sub-Adviser and any person controlling, controlled by or under common control with the Sub-Adviser have and may have advisory, management service or other contracts with other organizations and persons, and may have other interests and businesses.

3.   COMPENSATION TO BE PAID BY THE MANAGER TO THE SUB-ADVISER

     The Manager will pay to the Sub-Adviser as compensation for the Sub-Adviser's services rendered and for the expenses borne by the Sub-Adviser pursuant to Section 1, a fee, determined as described in Schedule A which is attached hereto and made a part hereof. Such fee shall be paid by the Manager and not by the Trust.

4.   AMENDMENTS OF THIS AGREEMENT

     This Agreement (including Schedule A hereto) shall not be amended as to any Fund unless such amendment is approved at a meeting by the affirmative vote of a majority of the outstanding voting securities of the Fund, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees who are not interested persons of the Trust or of the Manager or of the Sub-Adviser.

5.   EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT

     This Agreement shall be effective as of the date executed, and shall remain in full force and effect as to each Fund continuously thereafter, until terminated as provided below.

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     A.  Unless terminated as herein provided, this Agreement shall remain in full force and effect through May 30, 1998, and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance is approved annually (i) by the Trustees or by the affirmative vote of a majority of the outstanding voting securities of a Fund, and (ii) by a vote of a majority of the Trustees who are not interested persons of the Trust or of the Manager or of any Sub-Adviser, by vote cast in person at a meeting called for the purpose of voting on such approval; provided, however, that if the continuance of this Agreement is submitted to the shareholders of a Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Sub-Adviser may continue to serve hereunder in a manner consistent with the Investment Company Act of 1940, as amended ("1940 Act") and the rules and regulations thereunder.

     B. This Agreement may be terminated as to any Fund without the payment of any penalty by the Manager, subject to the approval of the Trustees, by vote of the Trustees, or by vote of a majority of the outstanding voting securities of such Fund at any annual or special meeting or by the Sub-Adviser on sixty days' written notice.

     C. This Agreement shall terminate automatically, without the payment of any penalty, in the event of its assignment or in the event that the Management Agreement shall have terminated for any reason.

6.   CERTAIN DEFINITIONS

     For the purposes of this Agreement, the "affirmative vote of a majority of the outstanding voting securities" means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the shares of a Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

     For the purposes of this Agreement, the terms "control", "interested person" and "assignment" shall have their respective meanings defined in the 1940 Act and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act; the term "specifically approve at least annually" shall be construed in a manner consistent with the 1940 Act and the Rules and Regulations thereunder; and the term "brokerage and research services" shall have the meaning given in the Securities and Exchange Act of 1934 and the Rules and Regulations thereunder.

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7.   NONLIABILITY OF SUB-ADVISER

     In the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser, or reckless disregard of its obligations and duties hereunder, the Sub-Adviser shall not be subject to any liability to the Trust, or to any shareholder of the Trust, for any act or omission in the course of, or connected with, rendering services hereunder.

8.   LIMITATIONS OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS

     A copy of the Trust's Agreement and Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed by the Trustees as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the appropriate Fund.

9.   MISCELLANEOUS

     Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the Securities and Exchange Commission, the NASD and State insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

     Notwithstanding the generality of the foregoing, each party hereto further agrees to provide the California Insurance Commissioner, or the Insurance Commissioner of any other state, with any information or reports in connection with services provided under this Agreement which such Commissioner may reasonably request in order to ascertain whether the variable contracts operations of the Company are being conducted in a manner consistent with the state's regulations concerning variable contracts and any other applicable law or regulations.

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IN WITNESS WHEREOF, ALLMERICA FINANCIAL INVESTMENT MANAGEMENT SERVICES, INC. has
caused this instrument to be signed in duplicate on its behalf by its duly authorized representative and MILLER, ANDERSON & SHERRERD, LLP has caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.


                            ALLMERICA FINANCIAL INVESTMENT
                            MANAGEMENT SERVICES, INC.


                            By: /s/ Richard M. Reilly
                               -------------------------------
                            Title: President
                                  ----------------------------

                            MILLER, ANDERSON & SHERRERD, LLP


                            By:  /s/ Nicholas J. Kovich
                               -------------------------------
                            Title:  Managing Director
                                  ----------------------------


Accepted and Agreed to as of the day and year first above written:


ALLMERICA INVESTMENT TRUST


By: /s/ Thomas P. Cunningham
   -------------------------------------

Title:  Vice President and Treasurer
       ----------------------------------

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                                  SCHEDULE A
                                  ----------

Annexed to Agreements by and between Miller, Anderson & Sherrerd, LLP (the "Adviser") and the Affiliated Clients.

1. The Affiliated Clients shall mean, as used in Schedule A, The Hanover Insurance Company, Citizens Insurance Company of America, First Allmerica Financial Life Insurance Company and Allmerica Financial Investment Management Services, Inc. (as Manager) with respect to Allmerica Investment Trust, which companies have each entered into a separate advisory Agreement with the Adviser.

2. For purposes of calculating fees earned by the Adviser, and at the times of such calculation, the assets in the Affiliated Clients' separate accounts managed by the Adviser shall be valued at market value and, taken collectively, are referred to hereinafter as the Aggregate Account.

3. Adviser shall be entitled to receive annual fees on the Aggregate Account as follows:

                                  ANNUAL FEES
                                  -----------

   .500% per annum on first $50 million of the Aggregate Account

   .375% per annum on next $50 million of the Aggregate Account

   .250% per annum on next $400 million of the Aggregate Account

   .200% per annum on next $250 million of the Aggregate Account

   .150% per annum on amount over $850 million of the Aggregate Account

4. The fee shall be paid quarterly in arrears at the end of each calendar quarter for services rendered during such quarter based on the average value of the assets of the Funds of Allmerica Investment Trust during the quarter and the market value of assets of The Hanover Insurance Company, Citizens Insurance Company of America, and First Allmerica Financial Life Insurance Company as of the beginning of such quarter. The first billing for the accounts of The Hanover Insurance Company, Citizens Insurance Company of America, and First Allmerica Financial Life Insurance Company will be calculated on the market value of the assets at the close of business on the business day prior to the effective date of management. Should the time span be less than a calendar quarter for any Affiliated Client, the fee will be prorated based on actual days.

5. The quarterly fee for the Aggregate Account, as calculated, will be prorated among the Affiliated Clients based on their proportionate shares of the Aggregate Account and billed to the Affiliated Clients; payments are due within twenty (20) days of receipt of bills. Billings should be directed by the Adviser to the Client's representative.

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